EXHIBIT 99.1

                                   FOR IMMEDIATE RELEASE

                                   Analyst Contact:  Misty Ohmart
                                                     (714) 727-7728

                                   Media Contact:    Emory Epperson
                                                     (714) 727-7958


           AST ANNOUNCES $60 MILLION FROM SAMSUNG TO REPAY TANDY NOTE

      Also Announces $15 Million Intellectual Property Assignment Agreement

IRVINE, Calif., June 28, 1996 -- AST Research Inc. (ASTA--NASDAQ) announced today it will receive $60 million from Samsung Electronics that will be used to help pay off a $90 promissory note due to Tandy Corp. related to the 1993 acquisition of Tandy Corp.'s PC manufacturing operations.

     In return for the $60 million, Samsung will receive an equal value of newly-issued shares that could bring Samsung's total ownership of shares and options up to a maximum of 49.9 percent of AST's outstanding shares. Any amount still owed to Samsung following achievement of the 49.9 percent limit would be paid in the form of a three-year promissory note. AST is also in discussions with Tandy to satisfy the remaining balance of the promissory note with, at the company's discretion, a combination of cash or newly-issued shares.

     AST also announced that it has entered into a $15 million intellectual property assignment agreement with Samsung to transfer three families of patent applications to Samsung. The patent applications relate to a semiconductor chip design project that was ongoing at AST during 1994 and 1995, but which was not eventually used by AST.

     Samsung also obtained an option to acquire eight additional families of patent applications which came from that same semiconductor chip design project. The option is excercisable at a price to be determined in the future. AST also obtains a perpetual license under the patent applications.

     Samsung has significant business in semiconductor chip design. AST continues to maintain a large portfolio of patents and patent applications.

     The shares of AST stock are being sold or transferred in private transactions, are not registered under the Securities Act of 1933, and will be subject to resale restrictions until and unless subsequently registered under the Securities Act of 1933.

     AST Research Inc., a member of the Fortune 500 list of America's largest industrial and service companies, is one of the world's leading personal computer manufacturers. The company develops a broad spectrum of desktop, mobile and server PC products that are sold in more than 100 countries worldwide. AST systems meet a wide range of customer needs, ranging from corporate business applications to advanced home and home office use. Corporate headquarters is located at 16215 Alton Parkway, P.O. Box 57005, Irvine, Calif. 92619-7005. Telephone (714) 727-4141 or (800) 876-4278. Fax: (714) 727-9355.
Information about AST and its products can be found on the World Wide Web at http://www.ast.com.
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